Exhibit 4.1.1

DATED       25 February       2011

DHT PHOENIX, INC.
(as Borrower)

- and -

DVB BANK SE, LONDON BRANCH
(as Lenders)

- and -

DVB BANK SE, LONDON BRANCH
(as Agent)

- and –

DVB BANK SE, FRANKFURT BRANCH
(as Swap Provider)

- and –

DVB BANK SE, LONDON BRANCH
(as Security Agent)

US$27,500,000 SECURED
LOAN AGREEMENT

CONTENTS

Page

1	Definitions and Interpretation	1

2	The Loan and its Purpose	16

3	Conditions of Utilisation	16

4	Advance	17

5	Repayment	18

6	Prepayment	18

7	Interest	20

8	Indemnities	22

9	Fees	27

10	Security and Application of Moneys	27

11	Representations	33

12	Undertakings and Covenants	39

13	Events of Default	50

14	Assignment and Sub-Participation	56

15	The Agent, the Security Agent and the Lenders	59

16	Set-Off	68

17	Payments	68

18	Notices	70

19	Partial Invalidity	72

20	Remedies and Waivers	72

21	Miscellaneous	72

22	Law and Jurisdiction	74

LOAN AGREEMENT

Dated: 25 February 2011

BETWEEN:

(1)
DHT PHOENIX, INC., a company incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960 (the “Borrower”); and

(2)
the banks listed in Schedule 1 (The Lenders and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	DVB BANK SE, LONDON BRANCH, acting as agent through its office at Park House, 6th Floor, 16-18 Finsbury Circus, London EC2M 7EB (in that capacity the “Agent”); and

(4)	DVB BANK SE, FRANKFURT BRANCH, acting as swap provider through its office at Platz der Republik 6, 60325 Frankfurt, Germany (the “Swap Provider”); and

(5)	DVB BANK SE, LONDON BRANCH, acting as security agent through its office at Park House, 6th Floor, 16-18 Finsbury Circus, London EC2M 7EB (in that capacity the “Security Agent”).

WHEREAS:

(A)	The Borrower has agreed to purchase the Vessel from the Seller on the terms of the MOA and intends to register the Vessel under the flag of the Marshall Islands.

(B)
Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, up to twenty seven million, five hundred thousand Dollars $27,500,000) to assist the Borrower to finance part of the purchase price of the Vessel.

IT IS AGREED  as follows:

1	Definitions and Interpretation

1.1           In this Agreement:

“Account Charge” means the deed of charge referred to in Clause 10.1.4 (Security Documents).

“Account Holder” means Nordea Bank Norge ASA acting through its branch at Middelthunsgate 17, PO Box 1166, Sentrum, N-0107 Oslo, Norway or any other bank or financial institution which at any time, with the Agent’s prior written consent, holds the Earnings Account and/or the Retention Account.

“Accounts” means the Earnings Account and the Retention Account.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Applicable Charter” means a time charter in respect of the Vessel entered into by the Borrower which (inclusive of extension options) is capable of exceeding twelve (12) months.

“Approved Shipbroker” means Maritime Strategies International Ltd, RS Platou ASA, Clarksons, Fearnleys, Simpson, Spence & Young, Compass Marine Services, Arrow Shipbroking Group and any other broker agreed by the Agent from time to time.

“Assignment” means the deed or deeds of assignment from the Borrower referred to in Clause 10.1.2 (Security Documents).

“Availability Termination Date” means 15 April 2011 or such later date as the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Frankfurt and Oslo.

“Cash Sweep Amount” means one third of the Excess Cash Flow that has accrued during the relevant Cash Sweep Period, the first such amount to be calculated on the second Quarter Date after the Drawdown Date and each following amount to be calculated on the subsequent Quarter Dates.

“Cash Sweep Period” means each period for the determination and payment of the Cash Sweep Amount, each of which of shall be of three months’ duration (except the first such period which shall commence on the Drawdown Date and end on the second Quarter Date thereafter), to continue until the Balloon (as defined in Clause 5.1) has been reduced to the Lower Balloon Amount.

“Charter Rights” means the rights of the Borrower pursuant to an Applicable Charter.

“Commercial Manager” means DHT Management AS acting as commercial manager or such other commercial manager of the Vessel nominated by the Borrower as the Agent may approve.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than the Borrower) described as such in the Master Agreement.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 4 (Form of Drawdown Notice).

“Earnings Account” means the bank account opened in the name of the Borrower with the Account Holder with account number 6027.04.91661, or such other account that the Agent may approve in writing.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel PROVIDED THAT where the Vessel is entered into the Pool the “Earnings” shall be the amount due to the Borrower in respect of the Vessel pursuant to the Pool Agreement.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media).

“Environmental Approval” means any and all consents, authorisations, licenses or approvals of any Government Entity required under any Environmental Laws applicable to the Vessel or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services of or from the Vessel or any part thereof.

“Environmental Claim” means any and all enforcements, clean ups, removals or other regulatory actions or laws instituted or completed by any Government Entity under or pursuant to any Environmental Laws or any Environmental Approval together with the claims made by any third party relating to damage, contribution, loss or injury resulting from any spill from the Vessel or any part thereof.

“Environmental Laws” means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes (in each case having legal or judicial import or effect), in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of hazardous materials; and

(c)
the emission, leak, release, spill or discharge into the Environment of dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any hazardous materials and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America (each as amended): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act and the Toxic Substances Control Act together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

“Excess Cash Flow” means the Earnings accrued during the relevant Cash Sweep Period less the Operating Expenses paid during the relevant Cash Sweep Period and any scheduled Repayment Instalment, scheduled interest payments pursuant to Clause 7, any amounts payable to the Finance Parties pursuant to Clause 8 and 9 in each case during the relevant Cash Sweep Period, and an amount at all times not less than three hundred and fifty thousand Dollars $350,000 per Cash Sweep Period for any special survey, dry docking or intermediate survey costs in respect of the Vessel.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the charter free market value of the Vessel as calculated in accordance with Clause 10.19 (Valuation).

“Final Maturity Date” means the earlier of (i) the fifth (5th) anniversary of the Drawdown Date, or (ii) 15 April 2016.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 9 (Fees).

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Swap Provider and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Group” means the Guarantor and its Subsidiaries (which, for the avoidance of doubt, shall include the Borrower).

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Guarantor” means DHT Holdings, Inc. a company registered under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Intellectual Property” means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of a Security Party.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.6 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Agent pursuant to Clause 7 (Interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

“Loans Administration Form” means the form set out in Schedule 7.

“Lower Balloon Amount” means thirteen million three hundred and twelve thousand and five hundred Dollars ($13,312,500).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six point six per cent (66.6%) of the aggregate of all the Commitments.

“Management Agreements” means the services agreement for commercial management in relation to the Vessel 22 December 2010 between the Guarantor and the Commercial Manager and the agreement for the technical management of the Vessel dated 4 January 2011 between the Borrower and the Technical Manager.

“Managers” means the Commercial Manager and the Technical Manager.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 3 (Calculation of Mandatory Cost).

“Margin” means two point seven five per cent (2.75%) per annum.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

“Maximum Loan Amount” means the lesser of (a) twenty seven million five hundred thousand Dollars ($27,500,000) and (b) fifty five per cent 55% of the Fair Market Value of the Vessel to be determined not more than two (2) weeks prior to the Drawdown Date.

“MOA” means the memorandum of agreement dated 8 December 2010 as amended by an addendum no. 1 dated 8 February 2011 on the terms and subject to the conditions of which the Seller will sell the Vessel to the Borrower for a purchase price of fifty five million Dollars ($55,000,000).

“Mortgage” means the preferred mortgage referred to in Clause 10.1.1 (Security Documents).

“Operating Expenses” means expenses properly and reasonably incurred by the Borrower in connection with the operation, employment, maintenance, repair and insurance of the Vessel.

“Original Financial Statements” means the audited financial statements of the Guarantor for the financial year ended 31 December 2010.

“Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Agent, or any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding five per cent (5%) of the charter-free sale value of the Vessel.

“Pledgor” means DHT Holdings, Inc., a company incorporated under the laws of the Marshall Islands with registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Pool” means the pool of vessels that are subject to the Pool Agreement.

“Pool Agreement” means the accession agreement no. 33 for the pool employment of the Vessel in the Tankers International Pool dated 23 February 2011 made between the Borrower and the Pool Manager together with the Rules of the Tankers International Pool attached thereto.

“Pool Manager” means Tankers International LLC, a company incorporated under the laws of the Marshall Islands with its principal place of business at Libra Tower, 23 Olympion Street, Limassol 3306, Cyprus.

“Prepayment Fee” means a fee in the amount of:

(i)	in the event that such prepayment occurs prior to the first (1st) anniversary of the Drawdown Date, three per cent (3%) of the Loan outstanding;

(ii)
in the event that such prepayment occurs after the first (1st) anniversary of the Drawdown Date but prior to the second (2nd) anniversary of the Drawdown Date, two per cent (2%) of the Loan outstanding;

(iii)
in the event that such prepayment occurs after the second (2nd) anniversary of the Drawdown Date but prior to the third (3rd) anniversary of the Drawdown Date, one per cent (1%) of the Loan outstanding; and

(iv)	in the event that such prepayment occurs after the third (3rd) anniversary of the Drawdown Date, nil.

“Principal Subsidiary” means any subsidiary of the Guarantor whose total assets represent not less than twenty five per cent (25%) of the consolidated total assets of the Guarantor as calculated by reference to the then latest audited annual accounts of such subsidiary and the Guarantor.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each year.

“Reference Banks” means, in relation to LIBOR, DVB Bank SE, Frankfurt Branch and the principal London offices of JP Morgan Chase and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Documents” means the Finance Documents, the MOA, the Pool Agreement, the Management Agreement, the Managers’ confirmations specified in Part I of Schedule 2 (Conditions precedent) and the Account Holder’s confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means the bank account opened in the name of the Borrower with the Account Holder with account number 6027.04.91688, or such other account that the Agent may approve in writing.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security Documents” means the Mortgage, the Assignment, the Guarantee, the Account Charge, the Share Pledge, any other Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower, the Guarantor, the Pledgor, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Seller” means Ascona Transportation Special Maritime Enterprise, a company incorporated in Greece with its registered office at 36, Amalias Avenue, Athens, Greece.

“Share Pledge” means the pledge of shares referred to in Clause 10.1.5 (Security Documents).

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Manager” means Goodwood Ship Management acting as technical manager or such other technical managers of the Vessel nominated by the Borrower as the Agent may approve.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Transaction” means a transaction entered into between the Swap Provider and the Borrower governed by the Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the later of:

(a)           the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessel” means the vessel m.t. “ASCONA” (to be renamed “DHT PHOENIX”) (IMO no. 9180891) currently registered under the flag of Greece in the ownership of the Seller and intended to be sold by the Seller to the Borrower on the terms of the MOA, and everything now or in the future belonging to her on board and ashore.

“Working Capital Amount” means the sum of one million six hundred and fifty thousand Dollars ($1,650,000).

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to “indebtedness” include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to any Finance Party include its successors, transferees and assignees;

1.2.10	a time of day (unless otherwise specified) is a reference to London time; and

1.2.11	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2
Finance Parties’ obligations   The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1
Conditions precedent   The Borrower is not entitled to have the Loan advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) each of which shall be in a form and subsistence satisfactory to the Agent and the Agent’s legal advisors.

3.2	Further conditions precedent The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 11 (Representations) are true in all material respects.

3.3	Loan Limit The Lenders will only be obliged to advance the Loan if the amount of the Loan does not exceed the Maximum Loan Amount.

3.4
Conditions subsequent   The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent) each of which shall be in a form and subsistence satisfactory to the Agent and the Agent’s legal advisors.

3.5
No waiver   If the Lenders in their sole discretion agree to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the Drawdown Date or such other date specified by the Agent.

The advance of all or any part of the Loan under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance acceptable to the Agent; and

3.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1
Drawdown Request   The Borrower may request the Loan to be advanced in one (1) amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than two (2) Business Days before the proposed Drawdown Date.  Any such Drawdown Notice shall be signed by an authorised signatory of the Borrower and, once delivered, is irrevocable.

4.2
Lenders’ participation   Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Commitment to the Borrower through the Agent on the Drawdown Date.

5	Repayment

5.1
Repayment of Loan   The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by twenty (20) consecutive quarterly instalments each in the sum of six hundred and nine thousand three hundred and seventy five Dollars ($609,375), the first instalment falling due on the date which is three (3) calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter.  A balloon payment of fifteen million three hundred and twelve thousand five hundred Dollars ($15,312,500) (the “Balloon”) shall be payable together with the twentieth (20th) and final instalment.  In any event the Loan and any other Indebtedness shall be paid in full by the Borrower on or prior to the Final Maturity Date.

5.2	Reduction of Repayment Instalments If the amount advanced to the Borrower is less than twenty seven million five hundred thousand Dollars ($27,500,000):

5.2.1	first, the amount of the Balloon shall be reduced by the aggregate of twenty seven million five hundred thousand ($27,500,000) less the amount of the Loan actually advanced; and

5.2.2
second, the amount of Repayment Instalments other than the Balloon shall be reduced pro rata by the aggregate of twenty seven million five hundred thousand Dollars ($27,500,000) less the Balloon less the amount of the Loan actually advanced.

5.2.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3
the Borrower shall repay that Lender’s Commitment (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata.

6.2
Voluntary prepayment of Loan   The Borrower may prepay the whole or any part of the Loan on any interest payment date (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000)) subject as follows:

6.2.1	it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

6.2.2	it pays to the Agent for the account of the Lenders, in addition to the amount prepaid, any applicable Prepayment Fee;

6.2.3	no prepayment may be made until after the Availability Termination Date; and

6.2.4	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity.

6.3
Mandatory prepayment on sale or Total Loss   If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within ninety (90) days after any such Total Loss, prepay the whole of the Loan.

6.4
Restrictions   Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.2.2 (Voluntary prepayment of Loan), without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

7	Interest

7.1
Interest Periods   The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six or nine months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2
Beginning and end of Interest Periods   Each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.4	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if any.

7.5
Failure to select Interest Period   If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.4 (Interest rate) for an Interest Period of such duration (not exceeding six (6) months) as the Agent may select.

7.6
Accrual and payment of interest   Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than six months, on the dates falling at three monthly intervals after the first day of that Interest Period as well as on the last day of the Interest Period.

7.7
Default interestIf the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.7 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8
Alternative interest rate   If either (a) the applicable Screen Rate is not available for any Interest Period and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period or (b) a Lender or Lenders inform the Agent by written notice that the cost to it or them of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.8.1	the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event; and

7.8.2	the rate of interest on each Lender’s Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.8.3	the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest;

7.8.4	any substitute basis agreed pursuant to Clause 7.8.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

7.8.5
if, within thirty (30) days of the giving of the notice referred to in Clause 7.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.9
Determinations conclusive   The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1
Transaction expenses   The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties or any of them in connection with:

8.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel, although subject to the provisions of Clause 10.19).

8.2
Funding costs   The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, the Loan is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3
Break Costs   The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement.

8.4
Currency indemnity   In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, promptly on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with (i) the Basel II Accord or any other Basel II Regulation, (ii) Basel III or (iii) the UK Bank Levy (in each case, whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)):

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4
the manner in which a Finance Party allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or its obligations under the Master Agreement, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement, and/or performing its obligations under this Agreement or the Master Agreement, or to cause a reduction in any amount due and payable to a Finance Party under any of the Finance Documents, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return or reduced amount.  A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means, in relation to a Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Finance Party;

“Basel III” means the “Consultative proposals to strengthen the resilience of the banking sector” published by the Basel Committee on Banking Supervision on 17 December 2009 as amended or supplemented (including by the agreements of the Governors and Heads of Supervision summarised in the Annex to their communiqué dated 29 July 2010 and further approved by them on 12 September 2010;

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included; and

“UK Bank Levy” means the tax to be imposed on certain applicable banks pursuant to the Finance Act 2011.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7
Events of Default   The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses, costs and liabilities (including legal fees) incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8
Enforcement costs   The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.9
Other costs   The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, any sums which that Finance Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention, and any sums for which a Finance Party may become liable as a result of an Environmental Claim.

8.10
Taxes   The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) promptly on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1
Commitment fee   The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of one point one per cent (1.10%) per annum on the undrawn amount of the Loan from time to time from the date of this Agreement until the earlier of the Drawdown Date and the Availability Termination Date.  The accrued commitment fee is payable on the last day of each successive period of three months from the date of this Agreement and on the Availability Termination Date.

9.2	Upfront fee The Borrower shall pay to the Agent for the account of the Agent an upfront fee in the amount and at the times agreed in a Fee Letter.

10	Security and Application of Moneys

10.1
Security Documents   As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	a first preferred mortgage over the Vessel;

10.1.2	a first priority deed or deeds of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of the Vessel;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	a first priority deed of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts; and

10.1.5	a first priority pledge of all the issued shares of the Borrower.

10.2
Earnings and Retention Accounts   The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4
Working Capital Amount   The Borrower shall maintain the Working Capital Amount in the Earnings Account PROVIDED THAT the Borrower may apply the Working Capital Amount towards the Operating Expenses if the prior written consent of the Agent is obtained which the Agent shall be entitled to withhold if any sums made or previously made available to the Borrower pursuant to Clause 10.11 have been used for purposes other than Operating Expenses.

10.5
Transfers to Retention Account   On the day in each calendar month during the Facility Period which numerically corresponds to the Drawdown Date (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account to the Retention Account:

10.5.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

10.5.2
the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the Drawdown Date) and that next Interest Payment Date, and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

10.6
Additional payments to Retention Account   If for any reason the amount standing to the credit of the Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 10.5 (Transfers to Retention Account), the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

10.7
Certificate of Excess Cash Flow  The Borrower shall provide a certificate to the Agent within ten (10) days after the each Quarter Date (although the first such certificate to be provided within ten (10) days after the second Quarter Date following the Drawdown Date) showing the calculation of the Excess Cash Flow of the Vessel for the preceding three (3) month period (or, in the case of the first certificate, the period from the first Drawdown Date to the second Quarter Date following the Drawdown Date).

10.8
Cash Sweep to Retention Account Within ten (10) days after each Quarter Date (except the first payment which should be made ten (10) days after the second Quarter Date following the Drawdown Date), the Borrower shall procure that the relevant Cash Sweep Amount is transferred from the Earnings Account to the Retention Account and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

10.9	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Agent:

10.9.1	on each Repayment Date, the amount of the Repayment Instalment and Cash Sweep Amount then due;

10.9.2	on each Interest Payment Date, the amount of interest then due; and

10.9.3	on each Repayment Date, the Cash Sweep Amount for the preceding Cash Sweep Period,

and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

The Cash Sweep Amount shall be applied by the Agent to reduce the Balloon (as defined in Clause 5.1) to the Lower Balloon Amount.

10.10
Borrower’s obligations not affected   If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.11
Release of surplus   Any Earnings which have been included in a calculation of Excess Cash Flow remaining to the credit of the Earnings Account following the making of any transfer to the Retention Account required by Clause 10.5 (Transfers to Retention Account) and Clause 10.7 (Cash Sweep to Retention Account), shall (unless an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.  However, any Earnings not previously included in a calculation of Excess Cash Flow must be included in the Excess Cash Flow calculation for the next Cash Sweep Period.

10.12
Restriction on withdrawal   During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 10) without the prior written consent of the Agent such consent not to be unreasonably withheld or delayed.

10.13
Access to information   The Borrower agrees that the Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.14
Statements   Without prejudice to the rights of the Agent under Clause 10.13 (Access to information), the Borrower will provide to the Agent, no less frequently than within ten (10) days after each Quarter Date during the Facility Period, and at any other time expressly requested by the Agent (but no more frequently than once per month), written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

10.15
Application after acceleration   From and after the giving of notice to the Borrower by the Agent under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of either of the Accounts are immediately transferred to the Agent for application in accordance with Clause 10.16 (General application of moneys) and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

10.16
General application of moneys   The Borrower, subject to Clause 10.17 (Application of moneys on sale or Total Loss), irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:

10.16.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.16.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or

10.16.3	by way of transfer of any sum from either of the Accounts; or

10.16.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may determine PROVIDED THAT any part of the Indebtedness arising out of the Master Agreement shall be satisfied, or retained for, on a pari passu basis with the remainder of the Indebtedness.

10.17
Application of moneys on sale or Total Loss   The Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by the Borrower of the Vessel or a Total Loss in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower’s obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.18
Additional security If at any time the aggregate of the Fair Market Value of the Vessel (such Fair Market Value to be conclusively determined in accordance with Clause 10.19 (Valuation)) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.18 is less than one hundred and thirty per cent (130%) of the aggregate of the amount of the Loan then outstanding and the amount certified by the Swap Provider to be the amount which would be payable by the Borrower to the Swap Provider under the Master Agreement if an Early Termination Date were to occur at that time, the Borrower shall, within thirty (30) days of the Agent’s request, at the Borrower’s option:

10.18.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.18.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.18.3	prepay the Loan in the amount of the shortfall.
Clauses 5.2.3 (Reborrowing), 6.2.2 (Voluntary prepayment of Loan), 6.2.4 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.18 and the value of any additional security provided shall be determined as stated above.

10.19	Valuation The determination of the Fair Market Value of the Vessel shall be calculated pursuant to:

10.19.1
one valuation by an Approved Shipbroker chosen by the Agent (which shall be Maritime Strategies International Ltd unless the Agent advises otherwise) which shall be for the cost of the Borrower up to four times in any one calendar year, or at any time following a Default always for the Borrower’s cost; and

10.19.2
if provided by the Borrower to the Agent within five (5) Business Days of receiving notification of the valuation referred to in Clause 10.19.1, one valuation by an Approved Shipbroker selected by the Borrower which shall be for the cost of the Borrower at all times and which valuation shall be no more than five (5) Business Days old at the date of presentation for the Agent pursuant to this Clause 10.19.2,

The Fair Market Value shall be determined by the valuation determined pursuant to Clause 10.19.1 PROVIDED THAT the Fair Market Value shall be determined by the average of the two valuations obtained pursuant to Clauses 10.19.1 and 10.19.2, in the event that the Borrower does elect to obtain a second valuation pursuant to Clause 10.19.2.

If the Borrower does elect to obtain a second valuation pursuant to Clause 10.19.2 and there is a difference of or in excess of ten per cent (10%) between the two valuations obtained pursuant to Clauses 10.19.1 and 10.19.2, the Borrower may obtain and provide to the Agent a third valuation from a different Approved Shipbroker within five (5) Business Days of receipt of the valuation obtained pursuant to Clause 10.19.2 and which shall be no more than five (5) Business Days old on the date the Borrower presents such third valuation to the Agent and which shall be for the cost of the Borrower at all times.  The Fair Market Value in such circumstances shall then be determined by the average of the three valuations.

11	Representations

11.1
Representations   The Borrower makes the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement except as otherwise disclosed by the Borrower to the Agent in writing before the date of this Agreement with specific reference to this Agreement.

11.1.1
Status   Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2
Binding obligations   The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations and each Relevant Document is in full force and effect and admissible into evidence before the relevant jurisdiction which purports to govern it.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4
Power and authority   Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to own its assets and carry on its business,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions subsequent).

11.1.6
Governing law and enforcement   The choice of a particular law to govern each of the Relevant Documents (or any one of them) will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in each of the Relevant Documents will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7
Deduction of Tax   No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8
No filing or stamp taxes   Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Mortgage) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.1.10
No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided and no material fact or consideration was omitted.

11.1.11
Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower’s knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13
Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.16	Unlawfulness No property which is subject to any security interest constituted by any Finance Document has been derived from any unlawful activity.

11.1.17
Legal and beneficial ownership The relevant Security Parties are, with effect from the date of each Security Document, legal and beneficial owners of all their assets and property which are the subject of the Security Documents save where the terms of a Security Document specifically provide otherwise or are otherwise the ultimate beneficial owners of all their assets and property.

11.1.18
Insolvency proceedings No order has been made, nor any petition or other application been presented, or resolution passed or meeting convened for the winding-up, judicial management, administration or receivership of any of the Security Parties, nor are there any grounds on which any person would be entitled to have any of the Security Parties wound up or placed under judicial management, administration or receivership, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any of the Security Parties to consider a resolution to wind up any of the Security Parties or any other resolutions, nor has any such step been taken in relation to any of the Security Parties under the law relating to insolvency or the relief of debtors in any part of the world.

11.1.19	No trading The Borrower has not traded or carried on business prior to the date of this Agreement other than the acquisition, chartering and management of the Vessel.

11.1.20	Pensions The Borrower does not have any employees or obligations in respect of any pensions scheme, save in relation to the master, officers and crew of the Vessel.

11.1.21	Ownership of the Borrower The issued shares in the Borrower are legally and beneficially owned by the Pledgor.

11.1.22
No breach of laws None of the Security Parties is in breach of any law binding upon it or any of its assets including (without limitation) the ISM Code, the ISPS Code, any replacement thereof and any other regulation, rule, directive, requirement, request or guideline (whether or not having the force of law).

11.1.23	Financial statements The financial statements provided pursuant to Clause 12.1 (Information undertakings) are accurate and reveal the true financial position of the relevant Security Parties.

11.1.24	No material liabilities The Borrower has not undertaken any material liabilities, present or future, actual or contingent, save under the Relevant Documents.

11.1.25
Environmental Claims All Environmental Laws applicable to the Vessel have been complied with in all material respects and all material consents, licenses and approvals required under such Environmental Laws have been obtained and complied with in all material respects; no Environmental Claim has been made, settled or is pending against any Security Party or the Vessel, which has not been fully satisfied.

11.1.26
Ranking and effectiveness There are no Encumbrances (other than security interests constituted by the Security Documents) affecting any of the assets of the Security Parties and the security constituted by the Security Documents is in each case valid, effective security ranking first in priority.

11.1.27
Intellectual Property Each of the relevant Security Parties has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated and does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect and has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

11.1.28
No adverse consequences There are no adverse consequences for the Finance Parties (or any of them) in the jurisdiction of incorporation of any of the Security Parties in the entry into of the transactions contemplated by the Finance Documents.

11.1.29
Correctness of all documents All copy documents provided or to be provided by or on behalf of a Security Party under or in connection with the Finance Documents, including (without limitation) the constitutional documents of the Security Parties, are true, accurate and complete copies of the same, are in full force and effect and have not been modified or amended.

11.1.30
Immunity No Security Party or any of its respective assets has any right to immunity from set off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise.

11.1.31	Accounting Reference Date(s) The accounting reference date of the Borrower and the Group is 31 December of each calendar year.

11.1.32
Condition of the Vessel The Vessel will following its acquisition by the Borrower be and remain in the condition required by the Mortgage including (without limitation) being classed with the highest class applicable to vessels of her type with a classification society (being a member of the International Association of Classification Societies) approved by the Agent, such approval not to be unreasonably withheld, free of overdue recommendations and conditions unless otherwise agreed to by the Agent.

11.1.33	Employment There has been no material breach by any party to any charter, pool agreement or other contract of employment for the Vessel.

11.1.34
Insurances The Vessel will be insured in the manner required by the Mortgage with effect from the Drawdown Date, and all of the insurance covenants in the Mortgage will be fully performed from the Drawdown Date onwards.

11.1.35
Managers The Managers are fit and proper commercial and technical managers of the Vessel with the requisite personnel, experience and ability to perform said functions in accordance with all applicable laws and regulations and first class international ship management practice.

11.2
Repetition   Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information undertakings

12.1.1	Financial statements The Borrower shall supply to the Agent:

(a)
as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of the Guarantor’s financial years, the audited consolidated financial statements of the Guarantor for that financial year; and

(b)	as soon as they become available, but in any event within ninety (90) days after the end of each reported period, the quarterly management accounts of the Guarantor for that period.

12.1.2	Requirements as to financial statements The set of financial statements delivered by the Borrower under Clause 12.1.1 (Financial statements):

(a)	shall be certified by an officer of the Guarantor (as the case may be) as fairly representing its financial condition as at the date as at which those financial statements were drawn up;

(b)
in the case of the audited financial statements for the Guarantor, for that financial year referred to in Clause 12.1.1(a), shall provide details of all off balance sheet and time charter hire commitments;

(c)
shall be prepared using the IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the IFRS, the accounting practices or reference periods and the Guarantor’s auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3	Information: miscellaneous The Borrower shall and shall procure that each other Security Party shall supply to the Agent:

(a)
all documents dispatched by the relevant Security Party to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched unless (in the case of the Guarantor) such documents are publicly available on the Guarantor’s website;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)
promptly, such further information regarding any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and quarterly reports on the financial and operating performance of the Vessel, in form and substance satisfactory to the Agent.

12.1.4	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.5	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.6
Compliance Certificate   The Borrower shall supply to the Agent a Compliance Certificate signed by two officers of the Borrower setting out (in reasonable detail) computations as to compliance with Clause 10.18 (Additional Security) within five (5) Business Days following the end of each financial quarter together with a confirmation that the Earnings Account is credited with the relevant Working Capital Amount in accordance with Clause 10.4.

12.2	General undertakings

12.2.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document and to enable the Borrower to carry out its business and own its assets.

12.2.2
Compliance with laws   The Borrower shall and shall procure that the Managers shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.2.3
Conduct of business   The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.2.4
Evidence of good standing   The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.2.5
Negative pledge and no disposals   The Borrower shall not without the prior written consent of the Agent create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking nor dispose of more than twenty five per cent (25%) of those assets, its revenue or of all or part of that undertaking.

12.2.6	Merger The Borrower shall not without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction.

12.2.7
Change of business   The Borrower shall not without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.2.8	No other business The Borrower shall not without the prior written consent of the Agent engage in any business other than the ownership, operation and chartering of the Vessel.

12.2.9	No place of business in UK or US The Borrower shall not have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.2.10
No borrowings or other transactions The Borrower shall not without the prior written consent of the Agent borrow any money (except for the Loan, unsecured Financial Indebtedness subordinated to the Loan, unsecured loans from the Guarantor fully subordinated to the Loan and unsecured trade credit incurred in the ordinary course of business limited to seventy five thousand Dollars ($75,000) at any one time) nor enter into any transaction (including a derivative transaction other than pursuant to the Master Agreement) which may result in the incurrence of any additional indebtedness or liabilities (including but not limited to any guarantees, whether financial or performance related) nor incur any obligations under leases.

12.2.11
No substantial liabilities Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s opinion of a substantial nature nor acquire or invest in any additional assets and/or investments other than the Vessel.

12.2.12
No loans or other financial commitments The Borrower shall not without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

12.2.13	No dividends or non-arm’s length transactions The Borrower shall not without the prior written consent of the Agent:

(a)
make any distributions of a revenue or capital nature to shareholders or issue any new shares or make any payments of principal or interest on amounts owed to related entities or persons save that the Borrower may pay dividends from funds available to it pursuant to Clause 10.11 and provided that there is no Default continuing; or

(b)	enter into a transaction with an affiliate or a connected party other than on arm’s length terms.

12.2.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.2.15
No change in Relevant Documents The Borrower shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents or any of the constitutional documents of the Borrower. The Borrower shall promptly notify the Agent of any change to the constitutional documents of the Guarantor.

12.2.16
No dealings with Master Agreement The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

12.2.17
Vessel data, valuation data The Borrower shall promptly provide to the Agent any statistical or other information with respect to the Vessel or its operations and any valuation(s) of the Vessel as the Borrower may have in its possession and as the Agent may from time to time require.

12.2.18
Insurances The Borrower shall at the request of the Agent, supply to the Agent full details of all current insurances together with documentary evidence thereof satisfactory in all respect to the Agent.

12.2.19	Tax compliance The Borrower shall comply with all tax laws and regulations binding upon them and/or any of their assets from time to time.

12.2.20
No transactions The Borrower shall not enter into any transactions with any associated companies or companies associated with the Guarantor without the prior written consent of the Agent (such consent not to be unreasonably withheld) unless it is entered into in the normal course of its business.

12.2.21
No security interest The Borrower shall not create any form of security interest or quasi security interest over any of its assets or revenue without the prior written consent of the Agent, such consent not to be unreasonably withheld, unless it is reasonably incurred in the normal course of its business.

12.2.22
Maintenance of security The Borrower shall take all action necessary or desirable in and about the registration and perfection of the security constituted by the Security Documents and maintain the same with valid first priority throughout the Facility Period.

12.2.23
No Contracts, acquisitions or demise charters The Borrower shall not, without the written consent of the Agent, enter into any contract (other than in accordance with Clause 12.2.28 (Employment) or otherwise in the ordinary course of business) nor amend, grant, waive, surrender, forfeit, consent to any assignment or review of the hire of any contract, or sub-charter its Vessel, nor enter into any charterparty by way of demise in relation to its Vessel.

12.2.24
Environmental Laws The Borrower shall comply and shall procure that the Vessel, any charterer of the Vessel, the Pool Manager and the Managers (or any of them) comply with all Environmental Laws applicable to the same throughout the Facility Period.

12.2.25	Nuclear Material The Borrower undertakes that the Vessel will not under any circumstances carry any nuclear waste or material.

12.2.26
Separate business The Borrower undertakes to maintain itself and its respective business entirely separate from any other affiliate of the Borrower and in particular (but without prejudice to the generality of the foregoing) the Borrower:

(a)	will maintain completely separate books and records from any other affiliate of the Borrower;

(b)	will maintain separate bank accounts;

(c)	will not co-mingle its assets together with the assets of another company or person;

(d)	will conduct its business in its own name;

(e)	will maintain completely separate books and records from any other affiliate of the Borrower;

(f)	will prepare and maintain separate accounts and financial statements;

(g)	will maintain an arm’s length relationship with the Guarantor, and any affiliate of the Borrower;

(h)	will pay its own liabilities out of its own funds;

(i)	will maintain adequate capital for its needs;

(j)	will allocate fairly and reasonably any overhead for shared office space and/or facilities (if applicable);

(k)	will use separate stationery, invoices and cheque books from any other affiliate of the Borrower;

(l)	will hold itself out at all times as a separate entity and where appropriate correct any misapprehension of which it becomes aware in relation to its separate identity;
(m)	will retain no employees save for the master, officers and crew of the Vessel; and

(n)	will not be or become the member of any VAT group without the prior consent of the Agent.

12.2.27
Loans administration The Borrower undertakes to provide a completed Loans Administration Form which, among other things, shall provide the Agent with the list of authorised persons (the “Authorised Persons”) who, on behalf of the Borrower, may make available information requested or communicate generally with the Agent in relation to the ongoing administration of the Loan by the Agent throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Borrower for the Agent in relation to the administration of the Loan. The list of Authorised Persons may only be amended or varied by an Authorised Person or a Director of the Borrower.

12.2.28	Employment The Borrower shall procure that the Veessel shall be hired for employment on an arm’s length basis through the Facility Period.

12.2.29
No change of ownership The Borrower shall procure that there shall be no change in the ownership (whether legal or beneficial) or management control of the Borrower from that advised to the Agent on or before the date of this Agreement without the prior written consent of the Agent such consent not to be unreasonably withheld, and that the Borrower remains wholly owned (legally and beneficially) by the Pledgor.

12.2.30
Subordination The Borrower shall ensure that any loans or other indebtedness permitted pursuant to the terms of this Agreement, all claims of the Group against the Borrower, and all sums owed to the Managers and all other material claims against the Borrower are fully subordinated to the Indebtedness on terms acceptable to the Agent.

12.2.31
Flag and class The Borrower undertakes to maintain the registration of the Vessel under the flag of the Marshall Islands for the duration of the Facility Period unless the Agent (and, if the Agent so requires, the underwriter of the Obligatory Insurances (as defined in the Mortgage)) agrees to another flag in writing and to maintain the Vessel’s class with a classification society (being a member of the International Association of Classification Societies with class notation Lloyds Register, *100A1, *100A1, Double hull oil tanker, ESP, Shipright (SDA, FDA, CM, *IWS, LI, *LMC, UMS, IGS with descriptive notations COW (LR), Part higher tensile steel, PL(LR), SBT(LR), Shipright (ES+1mm deck within 0.4L, PCWBT (0.6.2009), SCM, MPMS) free from all overdue recommendations, qualifications or requirements which are affecting the Vessel’s class and promptly perform all requirements qualifications or recommendations of the classification society which would result in withdrawal of class if not performed.

12.2.32
Evidence of current COFR The Borrower will and will procure that the Managers will, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Agent with a copy of, a valid Certificate of Financial Responsibility for the Vessel under that Act and will comply strictly with the requirements of that Act.

12.2.33	ISM Code compliance The Borrower will and will procure that the Managers will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Agent;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Agent; and

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company.

12.2.34	ISPS Code compliance The Borrower will and will procure that the Managers will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

12.2.35	Annex VI compliance The Borrower will and will procure that the Managers will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

12.2.36	Vessel names The Borrower shall ensure that the name of the Vessel is not changed at any time during the Facility Period without the prior written consent of the Agent.

12.2.37	Ownership of assets The Borrower shall hold good, marketable, absolute title and the entire beneficial interest in the Vessel and the Vessel’s Insurances, Earnings and Charter Rights.

12.2.38
Inspection of Vessel The Borrower shall permit the physical inspection of the Vessel by the Agent or its nominee at any time during the Facility Period, upon the request of the Agent. The Borrower will be liable for the cost of up to one physical inspection of the Vessel per calendar year and three times during the Facility Period, unless there is an Event of Default which is continuing in which case the Borrower shall be liable for the costs of all such physical inspections. The Agent will use reasonable endeavours to ensure that the operation of the Vessel is not adversely affected as a result of such inspection. Upon the Agent’s request, the Borrower shall also procure from the Managers the latest complete technical reports for the Vessel. The Borrower shall comply with all reasonable requests to repair the Vessel from the Agent following an inspection.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	their failure to pay is caused by administrative or technical error; and

(b)	payment is made within two (2) Business Days of its due date.

13.1.2
Other obligations   A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate either to the Insurances or to compliance with Clause 10.18 (Additional security) and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3
Misrepresentation   Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party or any member of the Group or any Principal Subsidiary:

(a)	is not paid when due or within any originally applicable grace period; or

(b)
is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described) or is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

which is in excess of ten million Dollars ($10,000,000).

No Event of Default under this Clause 13.1.4 will occur if failure to comply is remedied within three (3) Business Days of the Agent giving notice to the Borrower of the same or the Borrower becoming aware of the failure to comply.

13.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7
Creditors’ process and material litigation  Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within fourteen (14) days or a Security Party becomes involved in litigation which might adversely affect its ability to perform any obligation under any Security Document to which it is a party.

13.1.8
Change in ownership or control of any Security Party (other than the Guarantor) There is any change in the beneficial ownership or control of any Security Party (other than the Guarantor) from that advised to the Agent by the Borrower at the date of this Agreement.

13.1.9
Repudiation   A Security Party or any other person (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so or any event which in the reasonable opinion of the Agent may result in a repudiation of the contract.

13.1.10
Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party or jeopardise the security afforded by any Finance Document.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

12.2.12
Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

No Event of Default under this Clause 13.1.12 will occur if failure to comply is remedied within three (3) Business Days of the Agent giving notice to the Borrower of the same or the Borrower becoming aware of the failure to comply.

13.1.13
Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces (other than the Guarantor) its authorised or issued or subscribed capital without the Agent’s approval, such approval not to be unreasonably withheld.

13.1.15
Loss of Vessel The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within ninety (90) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

13.1.16
Challenge to registration The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

13.1.17
War or instability The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power or otherwise becomes unstable and the Agent in its discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced.

13.1.18
Master Agreement termination A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.1.19	Notice of termination The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20
Material adverse change Any event or series of events including but not limited to changes in the financial strength of the Borrower or any member of the Group, global economic and political developments and developments in the international money and capital markets occurs which, in the reasonable opinion of the Agent, is reasonably likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or any member of the Group or a Security Party’s ability to perform its obligations under the relevant Security Document to which it is a party.

13.1.21
Major damage Damage to the Vessel which may reasonably be expected to cost more than five hundred thousand Dollars ($500,000) to repair occurs and is not covered by the Insurances for any reason including but without limitation breach of warranty by any named assured.

13.1.22
Arrest The Vessel is arrested or detained by any person other than any government or persons acting on behalf of any government and not released and returned to the possession of the relevant Borrower within fourteen (14) days after the arrest or detention in question.

13.1.23
Environmental incident Any incident occurs affecting either of the Borrower or the Vessel or any charterer of the Vessel or the Managers (or any of them) which may give rise to an Environmental Claim which may have a materially adverse effect on the ability of any Security Party to perform any obligations under any Security Document to which it is a party.

13.1.24	Classification The classification society of the Vessel withdraws its classification of the Vessel for any reason.

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrower:

13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.
14	Assignment and Sub-Participation

14.1
Lenders’ rights   A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of that Lender or to any other bank or financial institution or (for the purpose of a securitisation of that Lender’s rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of its Commitment in each case subject to the prior written consent of the Borrower or the Guarantor such consent not to be unreasonably withheld PROVIDED that no such consent will be required in relation to securitisation transactions or similar transactions of broadly equivalent economic effect (always subject to causing no material adverse effect for the Borrower or the Guarantor).

14.2
Borrower’s co-operation   The Borrower will, and will procure that the Guarantor any charterer or employer of the Vessel will, co-operate fully with a Lender in connection with any assignment, transfer or sub-participation or securitisation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant or to any third party (whether before or after any assignment, transfer, sub-participation or securitisation and whether or not any assignment, transfer, sub-participation or securitisation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessel which any Finance Party may in its discretion consider necessary or desirable but subject to causing no material adverse effect for the Borrower or the Guarantor and any third party costs being for the account of the relevant Lender.

14.3
Rights of assignee   Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender  PROVIDED THAT:

14.3.1
if, as a result of circumstances existing at the date of the assignment, the Borrower would be obliged to make a payment to the assignee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the assignee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the assignment had not taken place; and

14.3.2
an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4
Transfer Certificates   If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1
to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2
the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1 PROVIDED THAT if, as a result of circumstances existing at the date of the Transfer Certificate, the Borrower would be obliged to make a payment to the transferee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the transferee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the transfer had not taken place; and

14.4.3
the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars ($5,000).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.5
Finance Documents   Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7
Securitisation   Any Lender may include all or part of its rights or obligations under the Finance Documents in a securitisation (or similar transaction of broadly equivalent economic effect).  The Borrower will, at the cost of the relevant Lender, co-operate fully with that Lender in connection with any such securitisation (or similar transaction) by that Lender and will execute and procure the execution of such documents as that Lender may require in that connection.  The relevant Lender may disclose all information relating to the Security Parties, the Loan and the Relevant Documents and the Vessel to any investor or potential investor in such securitisation (or similar transaction).

14.8
Disclosure   Without prejudice to Clause 14.2 (Borrower’s co operation) and Clause 14.7 (Securitisation) and subject to causing no material adverse effect to the Borrower or the Guarantor, the Borrower irrevocably authorises and shall procure that the Guarantor irrevocably authorises the Agent and each of the Lenders (as required) to disclose from time to time information relating to the Security Parties, the Loan, the Relevant Documents, the Vessel and any information provided by the Security Parties pursuant to the Finance Documents to:

14.8.1	any private, public or internationally recognised authority;

14.8.2	the Agent’s and the Lenders’ head office, branch, affiliate or professional advisers;

14.8.3	any other party to the Finance Documents or its professional advisers;

14.8.4	any rating agency or its professional advisers;

14.8.5	any other person in relation to:

(a)	the financing, refinancing or transfer of the Loan or any operational arrangement or other transaction in relation thereto; or

(b)	any enforcement or preservation of the Agent’s and/or the Lenders’ (or any of them) rights and obligations under the Finance Documents.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1
Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2
Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3
The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

15.1.4	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

15.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the unanimous instructions from time to time of the Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3
Trust   The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely.  Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3.  The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement).  In addition:

15.3.1
the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower’s obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	reduce the Margin; nor

15.4.4	change the meaning of the expression “Majority Lenders”; nor

15.4.5
exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.6	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.7	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.8	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.9	agree to amend this Clause 15.4.

15.5
Liability   Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1
it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent’s rights The Agent may:
15.8.1
assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent’s duties The Agent shall:

15.9.1
if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.
15.10
No deemed knowledge   The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent.  Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11
Other business   The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12
Indemnity   The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents (other than the Master Agreement), or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document (other than the Master Agreement), to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13
Employment of agents   In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14
Distribution of payments   The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 (Fees) and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15
Reimbursement   The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum.  If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

15.16
Redistribution of payments   Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the “Excess Amount”) then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17
Rescission of Excess Amount   If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18
Instructions   Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing).  If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent.  Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents.  In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20
“Know your customer” checks   Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21
Resignation   Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1
the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4
the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22
No fiduciary relationship   Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

16.1
Set-off   A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2
Master Agreement rights   The rights conferred on the Swap Provider by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

17	Payments

17.1
Payments   Each amount payable by the Borrower under a Finance Document (other than the Master Agreement) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.  Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2
No deductions or withholdings   Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document (other than the Master Agreement) shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3
Grossing-up   If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, under a Finance Document (other than the Master Agreement), the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4
Evidence of deductions   If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document (other than the Master Agreement), the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5
Adjustment of due dates   If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6
Control account   The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement.  The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17.7
Clawback   The Agent shall have no liability to pay any sum to the Borrower until it has itself received payment of that sum.  If, however, the Agent does pay any sum to the Borrower on account of any amount prospectively due to the Borrower pursuant to Clause 4 (Advance) before it has itself received payment of that amount, the Borrower will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2
Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, Haakon VII gate 1, 6th floor POB 2039, 0125, Oslo, Norway (fax no: +47 2311 5081) marked for the attention of Eirik Uboe/Treasurer of DHT Phoenix, Inc.;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1 (The Lenders and the Commitments);

18.2.3	in the case of the Agent, Park House, 6th Floor, 16-18 Finsbury Circus, London EC2M 7EB (fax no: +44 207 256 4352) marked for the attention of Loans Administration;

18.2.4	in the case of the Swap Provider, Platz der Republik 6, 60325 Frankfurt, Germany (fax no: +49 69 97 504 581) marked for the attention of Head of GC-GTS / Global Treasury Services; and

18.2.5	in the case of the Security Agent, Park House, 6th Floor, 16-18 Finsbury Circus, London EC2M 7EB (fax no: +44 207 256 4352) marked for the attention of Loans Administration;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4
Notification of address and fax number   Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2
Further assurance   If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3
Rescission of payments etc.   Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4
Certificates   Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6
Contracts (Rights of Third Parties) Act 1999   A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7
Changes to IFRS   For the avoidance of doubt, it is expressly agreed that in the event of future changes to IFRS in relation to the International Account Standards relating to leases, and specifically under the standards set out in IAS 17, all references in this Agreement to balance sheet items shall be calculated according to the standards set out in IAS 17 in effect at the date of this Loan Agreement.

22	Law and Jurisdiction

22.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2
Jurisdiction   For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3
Alternative jurisdictions   Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4
Waiver of objections   The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1
irrevocably appoints Wikborg Rein (UK) Ltd of Cheapside House, 138 Cheapside, EC2V 6HS, London as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments

The Lenders	The Commitments
DVB Bank SE, London Branch	$27,500,000
Park House
6th Floor
16-18 Finsbury Circus
London EC2M 7EB

Fax: +44 207 256 4352
Attention: Loans Administration

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions Precedent

1	Security Parties

(a)
Constitutional Documents   Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of  incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certified true copy of a certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)
Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Relevant Documents to which the Borrower is a party.

(e)
Officer’s certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(f)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the MOA;

(ii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the MOA;

(iv)
any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date including, without limitation, the Pool Agreement and evidence of delivery of the Vessel thereunder;

(v)	the Management Agreement;

(vi)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(vii)	evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(viii)	the Vessel’s current SMC;

(ix)	the ISM Company’s current DOC;

(x)	the Vessel’s current ISSC;

(xi)	the Vessel’s current IAPPC;

(xii)	the Vessel’s current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)
Evidence of Seller’s title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s current flag confirming that the Vessel is owned by the Seller and free of registered Encumbrances and an undertaking by the Seller to delete the Vessel from its current flag.

(c)
Evidence of Borrower’s title   Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(d)
Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent and evidence that the Agent is named as co-assured or loss payee.  The Borrower shall notify the identity of the insurers and the main terms of the Insurance that will be affected to the Agent at least fifteen (15) days prior to the Drawdown Date.

(e)
Confirmation of class   A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed in accordance with Clause 12.2.31.  The Borrower shall notify the Agent of the identity of the class and the classification society as soon as possible prior to the Drawdown Date.

(f)	Survey report A report by a surveyor instructed by the Agent to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Agent.

(g)
Valuation   Not more than two (2) weeks prior to the Drawdown Date, valuations evidencing the Fair Market Value of the Vessel addressed to the Agent, calculated in accordance with Clause 10.19 (Valuations).

(h)
Security Documents   The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(i)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Agent may require.

(j)
Managers’ confirmation   The written confirmation of the Technical Manager that, throughout the Facility Period unless otherwise agreed by the Agent, it will remain the technical manager of the Vessel and that it will not, without the prior written consent of the Agent, sub-contract or delegate the technical management of the Vessel to any third party and confirming in terms acceptable to the Agent that, following the occurrence of an Event of Default, all claims of the Manager against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

(k)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(l)
The Account Holder’s confirmation   The written confirmation of the Account Holder that (i) the Accounts have been opened with the Account Holder, (ii) to its actual knowledge the Accounts are free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents and (iii) the Earnings Account has been credited with an amount not less than the Working Capital Amount.

(m)
Other Relevant Documents   Copies certified as true accurate and complete by a director, the secretary or the legal advisors to the Borrower of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

(n)	Stability Booklet A copy of the approval page and a copy of the page where the Vessel’s LDT is described in the stability booklet.

(o)	Dry Dock A copy of the work list from the last dry dock completed in respect of the Vessel, subject to the Borrower’s receipt of the same from the Sellers.

(p)	Instruction to Classification Society A letter of instruction from the Owner to the Vessel’s classification society.

3	Legal opinions

(a)
If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 22.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorisations   A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the Drawdown Date.

(f)
“Know your customer” documents   Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	No Event of Default Evidence that no Default exists under the Finance Documents.

(h)	Capital Structure Evidence of the capital structure (equity and subordinated debt) and shareholding structure of each of the Borrower and the Guarantor.

(i)	Loan Administration Form A duly completed Loan Administration Form.

(j)	Working Capital Amount Evidence that the Working Capital Amount has been deposited into the Earnings Account.

(k)	Borrower’s equity Evidence satisfactory to the Agent that the Borrower has or will simultaneously with the drawdown of the Loan pay or will have paid all sums due to the Seller pursuant to the MOA.

Part II: Conditions Subsequent

1
Evidence of Borrower’s title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Deletion by Seller Evidence that the Vessel has been deleted from its current flag.

3
Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

4	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

5	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

6
Survey Report   A report by a surveyor instructed by the Agent (at the expense of the Borrower) to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Agent, to be provided within 12 months from the Drawdown Date.

7
Technical information   Delivery of technical information in respect of the Vessel in a form acceptable to the Agent including but not limited to (i) full history of class; (ii) details of statutory certificates; (iii) summaries of inspections (including flag and port state control); and (iv) any records of planned maintenance, each subject to the Borrower receiving such information from the Seller, although reasonable efforts will be made by the Borrower to obtain such information.

SCHEDULE 3: Calculation of Mandatory Cost

1
The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Loan from that office.

4	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

(a)          where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum 100 - (B + S)

(b)          where the Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum 300

where:

B
is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Clause 7.7 (Default interest)) payable for the relevant Interest Period on the Loan;

S	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to that Lender on special deposits; and

F
is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

5           For the purpose of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)
“Fees Regulations” means the regulations governing periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6
In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15.  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7
If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

8
If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated.  The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrower.

SCHEDULE 4: Form of Drawdown Notice

To:	DVB BANK SE, LONDON BRANCH

From:	DHT PHOENIX, INC.

2011

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                      2011 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the sum of $[                                    ] to us on                                         2011, which is a Business Day, by paying the amount of the advance in accordance with the MOA to the following account: [                              ].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2011, that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [       ] months as the first Interest Period.

Yours faithfully

...................................
For and on behalf of
DHT PHOENIX, INC.

SCHEDULE 5: Form of Transfer Certificate

To:           DVB BANK SE, LONDON BRANCH
TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated  the “Loan Agreement”) dated                      2011, on the terms and subject to the conditions of which a secured loan facility of up to $27,500,000 was made available to DHT Phoenix, Inc., by a syndicate of banks on whose behalf you act as agent and security agent.

1
Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate.  The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2
requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3
The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6
Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7
The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8
The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2
support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]
By:	By:
Date:	Date:

DVB BANK SE, LONDON BRANCH as Agent

By:

Date:

SCHEDULE 6: Form of Compliance Certificate

To:	DVB BANK SE, LONDON BRANCH
From:	DHT PHOENIX, INC.
Dated:

Dear Sirs
DHT Phoenix, Inc. - $27,500,000 Loan Agreement dated [                   ] 2011 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that the Fair Market Value of the Vessel is $[●] and as such we are in compliance with Clause 10.18 of the Agreement.

Copies of the relevant valuations are attached.

We also confirm that the Earnings Account is credited with a Working Capital Amount of [                             ] Dollars ($[                        ]) and as such we are in compliance with Clause 16.4 of the Agreement.

We confirm that no Default is continuing.

Signed:
	Director	Officer
	of	of
	DHT PHOENIX, INC.	DHT PHOENIX, INC.

SCHEDULE 7: Loan Administration Form

Form of Loan Administration Form

To:           DVB BANK SE

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the agreement dated                        2011 made between (inter alia) yourselves and ourselves (the “Loan Agreement”) or any other documents related to the Loan:

1.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
2.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
3.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

No other persons other than the Directors of the Borrower or the persons listed above (the “Authorised Persons”) are hereby authorised to request any information from you regarding the Loan Agreement or any other matter related to the Loan or the Borrower or communicate with you in any way regarding the foregoing in and under any circumstances.
For the avoidance of doubt, the following are the Directors of the Borrower:

1.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
2.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].
3.	[ ], of [ ], Tel: [ ], Mobile [ ], e-mail: [ ].

This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.

We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

Word and expressions defined in the Loan Agreement shall bear the same meanings when used herein.
This letter and any non-contractual obligations arising from it shall be governed and construed in accordance with English law.

Yours sincerely

For and on behalf of
DHT PHOENIX, INC.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by ANJA KALLESTAD		)
as duly authorised ATTORNEY-IN-FACT		) /s/ Anja Kallestad
for and on behalf of		)
DHT PHOENIX, INC.		)
in the presence of:	RODERICK McGEACHY	)
TRAINEE SOLICITOR
/s/ Roderick McGeachy	ONE ST. PAUL’S CHURCHYARD
LONDON EC4M 85H

SIGNED by HANNAH BARRY		)
as duly authorised ATTORNEY-IN-FACT		)
for and on behalf of		) /s/ Hannah Barry
DVB BANK SE, LONDON BRANCH		)
(as a Lender))
in the presence of:	RODERICK McGEACHY	)
TRAINEE SOLICITOR
/s/ Roderick McGeachy	ONE ST. PAUL’S CHURCHYARD
LONDON EC4M 85H

SIGNED by HANNAH BARRY		)
as duly authorised ATTORNEY-IN-FACT		)
for and on behalf of		) /s/ Hannah Barry
DVB BANK SE, LONDON BRANCH		)
(as the Agent))
in the presence of:	RODERICK McGEACHY	)
TRAINEE SOLICITOR
/s/ Roderick McGeachy	ONE ST. PAUL’S CHURCHYARD
LONDON EC4M 85H

SIGNED by HANNAH BARRY		)
as duly authorised ATTORNEY-IN-FACT		)
for and on behalf of		) /s/ Hannah Barry
DVB BANK SE, FRANKFURT BRANCH		)
(as a Swap Provider))
in the presence of:	RODERICK McGEACHY	)
TRAINEE SOLICITOR
/s/ Roderick McGeachy	ONE ST. PAUL’S CHURCHYARD
LONDON EC4M 85H

SIGNED by HANNAH BARRY		)
as duly authorised ATTORNEY-IN-FACT		)
for and on behalf of		) /s/ Hannah Barry
DVB BANK SE, LONDON BRANCH		)
(as a Security Agent))
in the presence of:	RODERICK McGEACHY	)
TRAINEE SOLICITOR
/s/ Roderick McGeachy	ONE ST. PAUL’S CHURCHYARD
LONDON EC4M 85H